EX-28.d.1.ii

AMENDMENT No. 3 TO INVESTMENT MANAGEMENT AGREEMENT

THIS AMENDMENT No. 3 (“Amendment”) to the Investment Management Agreement (“Agreement”) dated July 1, 2014 by and between Mercer Investments LLC (formerly known as Mercer Investment Management, Inc.), a Delaware limited liability company (the “Advisor”), and Mercer Funds (the “Trust”) is made effective as of the 31st day of October, 2023.

RECITALS

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to the Agreement with the Trust, a Delaware statutory trust registered with the U.S. Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future (the “Series”);

WHEREAS, the Board has approved the creation of a new series of the Trust, Mercer Short Duration Fixed Income Fund (the “Short Duration Fund” and together with the Series, the “Funds”);

WHEREAS, the Trust desires to retain the Advisor to render investment management and other services with respect to the Short Duration Fund, and the Advisor is willing to render such services on the terms and conditions contained in the Agreement; and

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	The Trust hereby employs the Advisor generally to manage the investment and reinvestment of the assets of each of the Funds listed on Schedule A hereto and the Advisor accepts such employment.

2.	The Advisor and the Trust each acknowledge that all of their respective representations and warranties contained in the Agreement are true and correct as of the date hereof.

3.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with Schedule A to this Amendment.

4.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

(Signature Page Follows)

MERCER INVESTMENTS LLC			MERCER FUNDS

By:	/s/ Erin Lefkowitz		By:	/s/ Erin Lefkowitz
	Name:	Erin Lefkowitz	Name:	Erin Lefkowitz
	Title:	Vice President	Title:	Vice President

Schedule A

as amended October 31, 2023

Investment Advisory Fee

Series	On the first $750 Million	On the next $250 Million	On assets over $1 billion

Mercer US Large Cap Equity Fund	0.53 of 1%	0.51 of 1%	0.46 of 1%
Mercer US Small/Mid Cap Equity Fund	0.90 of 1%	0.88 of 1%	0.83 of 1%
Mercer Non-US Core Equity Fund	0.75 of 1%	0.73 of 1%	0.68 of 1%
Mercer Emerging Markets Equity Fund	0.80 of 1%	0.78 of 1%	0.73 of 1%
Mercer Global Low Volatility Equity Fund	0.75 of 1%	0.73 of 1%	0.68 of 1%
Mercer Core Fixed Income Fund	0.35 of 1%	0.33 of 1%	0.28 of 1%
Mercer Opportunistic Fixed Income Fund	0.80 of 1%	0.78 of 1%	0.73 of 1%
Mercer Short Duration Fixed Income Fund	0.30 of 1%	0.28 of 1%	0.23 of 1%